Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fremont Michigan InsuraCorp, Inc.

Fremont, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Fremont Michigan InsuraCorp, Inc. Stock Incentive Plan of 2006, as amended and restated effective December 11, 2007, of our report dated March 21, 2008, with respect to the consolidated financial statements and schedules of Fremont Michigan InsuraCorp, Inc. and subsidiary included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Grand Rapids, Michigan
April 4, 2008